EXHIBIT 99.1

PRESS RELEASE:

ZARLINK TO SELL ITS BROMONT FOUNDRY TO DALSA CORPORATION

      o     Multi-year supply agreement ensures continuity of Zarlink products

OTTAWA, CANADA, JANUARY 21, 2002 - Zarlink Semiconductor (NYSE/TSE:ZL) has signed a definitive agreement with DALSA Corporation (TSE:DSA) to sell its foundry facility in Bromont, Quebec, and related business to DALSA for CDN$27 million. Under the agreement, Zarlink will receive from DALSA CDN$21.6 million in cash and retain a 19.9% investment in the Bromont foundry. The agreement is subject to normal approvals and is expected to close within 30 days.

      "This a major step in our drive to become a fabless semiconductor design company," said Patrick J. Brockett, president and CEO, Zarlink Semiconductor. "It will allow us to focus on our mission to be a leader in designing the most compelling communications and ultra low-power medical integrated circuits. It also enables the people in the Bromont foundry to pursue their goal of becoming a world-class independent wafer plant."

      The Bromont facility is an ISO-certified operation featuring Complementary Metal Oxide Semiconductor (CMOS) process technology for digital and mixed-signal (analog/digital) communications products. The plant also has other processes supporting industrial, scientific and space applications, particularly high-end imaging applications.

      The two companies have also signed a 3-year agreement to ensure continuity of supply for Zarlink products manufactured at Bromont. Approximately 30% of the plant's production is geared towards Zarlink products, primarily telecommunications chips and medical products. The balance of its output is foundry services offered to other companies around the world. For instance, Bromont already manufactures some of DALSA's digital imaging products, and has had a business relationship with DALSA for ten years.

      Approximately 250 Zarlink employees affiliated with the Bromont operation will be transferred to DALSA as part of the agreement. Zarlink does not expect that DALSA will significantly change the employment level of the facility.

      As a result of the transaction, Zarlink expects to record an after-tax loss of approximately $15 million in the fourth quarter of Fiscal 2002, representing mostly the difference between the book values of the assets sold and the sale proceeds. The company expects to release third quarter results on February 7, 2002.

CIBC World Markets acted as a financial advisor to Zarlink on this transaction.

ABOUT DALSA CORPORATION

      DALSA is an international leader in digital imaging solutions, designing, developing, manufacturing and marketing high performance image sensors, electronic digital cameras and vision systems. DALSA products are designed to go beyond human vision and act as high performance "electronic eyes" in machines. DALSA's continually expanding markets include Vision for Machines, Life Sciences, Vision Systems and Digital Cinema. DALSA's customers include Original Equipment Manufacturers (OEMs) in the semiconductor and electronics markets, medical imaging segments, and the scientific and research communities.

ABOUT ZARLINK SEMICONDUCTOR

      Zarlink employs its formidable analog, digital and mixed-signal capabilities to offer the most compelling products for wired, wireless and optical connectivity markets and ultra low-power medical applications. For more information, visit www.zarlink.com.

      Certain statements in this press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties, and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance, or achievements expressed or implied by such forward-looking statements. Such risks, uncertainties and assumptions include, among others, the risks discussed in documents filed by the Company with the Securities and Exchange Commission. Investors are encouraged to consider the risks detailed in those filings.

Zarlink and the Zarlink Semiconductor logo are trademarks of Zarlink Semiconductor Inc.

For further information:
Jacques Guerette
Corporate Communications
613 270-7110
jacques.guerette@zarlink.com

Mike McGinn
Investor Relations
613 270-7210
mike.mcginn@zarlink.com


                                  Page 5 of 5